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                                                                   EXHIBIT (8)-1

              [LETTERHEAD OF WINTHROP, STIMSON, PUTNAM & ROBERTS]

                                February 3, 1997

Ohio Edison Company
76 South Main Street
Akron, Ohio 44308

Re: Agreement and Plan of Merger between Ohio Edison Company and Centerior
    Energy Corporation Dated as of September 13, 1996
    (the "Merger Agreement")

Ladies and Gentlemen:

     You have requested our opinion as to the material United States federal income tax consequences to Ohio Edison Company, a corporation organized under the laws of the State of Ohio ("Ohio Edison"), Centerior Energy Corporation, a corporation organized under the laws of the State of Ohio ("Centerior"), FirstEnergy Corp., a corporation organized under the laws of the State of Ohio ("FirstEnergy"), and the shareholders of Ohio Edison and Centerior, resulting from the consummation of the Merger.

     As counsel to Ohio Edison, we have examined the Merger Agreement and assisted in preparing the Joint Proxy Statement/Prospectus to be used in connection with the Merger (the "Proxy"), including the discussions contained therein under the headings "Questions and Answers About the Ohio Edison/Centerior Merger-Q: What are the federal tax consequences to shareholders?," "Summary-Material Federal Income Tax Consequences" and "The Merger -- Material Tax Consequences of the Merger." The Proxy forms a part of the Registration Statement on Form S-4 filed by FirstEnergy pursuant to the Merger Agreement (the "S-4").

     Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in the officer's certificates that Ohio Edison, Centerior, and FirstEnergy have delivered to us on or about the date hereof and that contain certain representations upon which we have relied for purposes of this opinion (the "Officer's Certificates").

     The aforementioned Proxy discussions and this opinion are based upon and subject to:

          (i) the Merger being effected in the manner described in the Proxy and in accordance with the provisions of the Merger Agreement;

          (ii) the accuracy of the representations of Ohio Edison, Centerior, and FirstEnergy in their respective Officer's Certificates, and their continuing accuracy at all times through the Effective Time;

          (iii) the accuracy and completeness of the statements concerning the Merger set forth in the Proxy, including the purposes of Ohio Edison, Centerior, and FirstEnergy for consummating the Merger; and

          (iv) the accuracy of the statements concerning the Merger that have come to our attention during our engagement as counsel to Ohio Edison in connection with the Merger.

     Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that, under current law, for United States federal income tax purposes:
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          (i) the Merger will be treated, as to Ohio Edison, as a transfer within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code") and, as to Centerior, as a reorganization within the meaning of Section 368(a) of the Code;

          (ii) Centerior and FirstEnergy will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

          (iii) no gain or loss will be recognized by Ohio Edison, Centerior or FirstEnergy in the Merger;

          (iv) no gain or loss will be recognized by Ohio Edison or Centerior shareholders that exchange Ohio Edison Common Stock and Centerior Common Stock, respectively, for FirstEnergy Common Stock, except that a Centerior shareholder that receives cash in lieu of a fractional share of FirstEnergy Common Stock will be treated as having exchanged such fractional share for cash and, therefor, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share (which gain or loss will be capital gain or loss if such share is held as a capital asset at the Effective Time);

          (v) the tax basis of the shares of FirstEnergy Common Stock received by the Ohio Edison or Centerior shareholders will be the same as the tax basis of their shares of Ohio Edison Common Stock or Centerior Common Stock exchanged therefor (reduced by any tax basis allocable to a fractional share for which cash is received); and

          (vi) the holding period of the shares of FirstEnergy Common Stock in the hands of the Ohio Edison or Centerior shareholders will include the holding period of their shares of Ohio Edison Common Stock or Centerior Common Stock exchanged therefor, provided such shares of Ohio Edison Common Stock or Centerior Common Stock are held as capital assets at the Effective Time.

     This opinion does not address state, local or foreign tax consequences that may result from the Merger and, except as specifically set forth herein, no opinion is expressed as to any United States federal income tax consequence of the Merger. This opinion may not be relied upon except as to the consequences specifically discussed herein. This opinion is based on the Code, the Treasury Regulations thereunder, Internal Revenue Service rulings interpreting the foregoing, and pertinent judicial authority, all as in effect on the date hereof, and presumes that no substantial changes in such authorities will be promulgated or occur between the date hereof and the Effective Time that would affect the opinions rendered hereby.

     We hereby consent to (i) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the S-4 and (ii) the references to our firm in the Proxy, under the heading "The Merger-Material Tax Consequences of the Merger." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                     Very truly yours,

                                     WINTHROP, STIMSON, PUTNAM & ROBERTS

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